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                                                                   Exhibit 10.30
                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT is effective this 17th day of April, 2002 by and between FirstMerit Corporation, its subsidiaries and affiliates ("FirstMerit") and Sid
A. Bostic ("Bostic").

                                   WITNESSETH:

         A. WHEREAS, Bostic has been serving as President and Chief Operating Officer of FirstMerit, Corporation; and

         B. WHEREAS, FirstMerit and Bostic desire to enter into a relationship whereby Bostic will remain employed by FirstMerit under the terms of this Agreement.

         C. WHEREAS, as a condition of continued employment, FirstMerit has required that Bostic agree to refrain from competing with FirstMerit or disseminating or improperly using confidential information of FirstMerit and Bostic is willing to make such a commitment, in accordance with the provisions of this Agreement.

         D. WHEREAS, FirstMerit and Bostic desire to enter into this Agreement to provide for the continuation of Bostic's services to FirstMerit for a term certain as Executive Consultant.


         IN CONSIDERATION of the foregoing, the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1.       EMPLOYMENT DUTIES

         During the term of this Agreement, Bostic shall serve as an executive consultant to the Chairman and Chief Executive Officer and the Board of Directors. Bostic will be responsible for providing vision and creativity for FirstMerit and will provide leadership in developing and implementing certain programs. The Chairman and Chief Executive Officer or the Board of Directors shall, from time to time and subject to modification at any time and at its sole discretion, hereafter assign such responsibilities and duties as they may deem appropriate. Bostic shall faithfully, diligently, competently, and to the best of his ability, carry out those responsibilities and duties as assigned from time to time by the Chief Executive Officer or the Board of Directors of FirstMerit.

         2.       TERM OF AGREEMENT

         The term of this Agreement shall commence April 17, 2002, and shall continue until January 31, 2004, unless such term is earlier terminated as hereinafter provided. Bostic and FirstMerit agree that Bostic's retirement shall become effective on February 1, 2004.










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         3.       COMPENSATION

         During the term of this Agreement, FirstMerit shall pay Bostic for his services the sum of Seventeen Thousand Four Hundred Thirty-seven Dollars and Fifty Cents ($17,437.50) paid semimonthly. The semimonthly amount to be paid hereunder shall be paid in accordance with FirstMerit's policies and shall be paid net of amounts withheld for federal, state or local income taxes, FICA, and such other applicable amounts as may be required to be paid during the term of this Agreement.

         Bostic shall not be eligible to participate in the bonus or other incentive compensation plan or programs, and stock option grants, plans or programs, offered or instituted by FirstMerit during the term of this Agreement.

         4.       TERMINATION UPON COMPLETION OF TERM

         Bostic shall serve FirstMerit as Executive Consultant until January 31, 2004, unless this Agreement is earlier terminated in accordance with Section 6. At the completion of this term or upon termination in accordance with Section 6, Bostic agrees that his employment with FirstMerit will terminate.

         5.       EMPLOYEE BENEFITS

         During the term of this Agreement, Bostic shall be eligible to participate in the following employee benefits from FirstMerit as applicable:

                  (a) Bostic shall continue to participate in such retirement, medical, and other employee benefit plans as may be maintained by FirstMerit during the term of this Agreement including, without limitation, the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries, the FirstMerit Corporation Executive Supplemental Retirement Plan, the FirstMerit Unfunded Supplemental Benefit Plan (effective as of January 1, 1984), the FirstMerit Corporation and Subsidiaries Employees Salary Savings Retirement Plan, and the Amended and Restated Executive Deferred Compensation Plan, according to the terms of such plans, as amended from time to time, and on the same basis as other full-time, salaried employees of FirstMerit who are participating in such plans; except that Bostic shall not be eligible to participate in FirstMerit's Long Term Disability Insurance Pan and that Bostic's participation in the FirstMerit Corporation Executive Supplemental Retirement Plan shall be subject to the terms of the Amended and Restated Membership Agreement with respect to the FirstMerit Corporation Executive Supplemental Retirement Plan, dated February 1, 2001, between FirstMerit and Bostic.

                  (b) If Bostic elects to continue as a participant in the Executive Life Insurance Program, FirstMerit will, until such time as the premium obligations have been fulfilled, continue payment of the premium on Bostic's life insurance plus an additional amount equal to forty percent (40%) of the premium, which policy shall provide life insurance in the amount of $750,000.00 on the life of Bostic. Bostic shall be personally obligated to


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         pay any and all taxes associated with this life insurance benefit.

                  (c) During the term of this Agreement, Bostic shall be reimbursed for the cost of preparation of his personal income tax returns up to $750.00 per year in accordance with the income tax preparation reimbursement program available to senior officers of FirstMerit.

                  (d) During the term of this Agreement and so long as Bostic owns his current Ohio residence, FirstMerit will pay all membership dues and special assessments, and any sales taxes assessed or payable with respect to such dues or assessments, incurred in connection with Bostic's membership in Barrington Country Club. In addition, FirstMerit will reimburse Bostic for reasonable business expenses incurred by him directly relating to his duties and responsibilities as assigned from time to time by the Board of Directors. Such expenses shall be submitted for approval and reimbursement in accordance with the procedures and policies of FirstMerit. Upon the sale of Bostic's current Ohio residence all payments relating to Bostic's membership at Barrington Country Club will cease.

                  (e) Any unexercised and outstanding stock options will vest and will be exercisable in accordance with the terms of the stock option agreements between FirstMerit and Bostic, dated February 2, 1998, February 8, 1999, February 17, 2000 and January 18, 2001,
         respectively, as amended. Restrictions on the shares of restricted stock granted to Bostic pursuant to the Restricted Stock Agreement, dated February 1, 1998, as amended, will lapse in accordance with the terms of such agreement.

                  (f) The Employment Agreement between and among FirstMerit Corporation, FirstMerit Bank, N.A. and Bostic, dated February 1, 2001 and the Amended and Restated Change of Control Termination Agreement between FirstMerit Corporation and Bostic, dated February 1, 2001 shall become null, invalid and of no force or effect on April 17, 2002.

                  (g) Other than the compensation and benefits provided under this Agreement and the Stock Option Agreements and Restricted Stock Award Agreement described in Subparagraph (e) above, Bostic acknowledges and agrees that he is not entitled to any other compensation or remuneration pursuant to the employment relationship, policies, or practices. Further, Bostic acknowledges and agrees that he is not entitled to any severance pay under the terms of any FirstMerit agreement, policy, practice, or plan.

         6.       TERMINATION

                  (a) FirstMerit may terminate the employment of Bostic under the Agreement without notice for Just Cause. Notwithstanding anything to the contrary contained herein, it shall be considered Just Cause to terminate the Bostic's employment upon the happening of any of the following:

                           1.       The retirement or death of the Bostic;







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                           2.       Felonious criminal activity whether or not
                                    affecting the Employer;


                           3. Disclosure to unauthorized persons of Employer information which is considered by FirstMerit to be confidential;

                           4. Breach of any contract with, or violation of any legal obligation to, the FirstMerit or dishonesty; or

                           5. Gross negligence or insubordination in the performance of duties of the position held by the Employee.

         In the event of termination by the FirstMerit for Just Cause, the Bostic shall not be entitled to receive salary or other benefits beyond the date of termination.

                  (b) Upon termination of this Agreement pursuant to this paragraphs 2 or 6, the obligations of each of the parties hereunder shall expire as of the date of such termination, including, without limitation, the obligations of FirstMerit to pay any compensation to Bostic.

7.       COVENANT NOT TO COMPETE AND NON-SOLICITATION.

                  a. During the term of this Agreement and for a period of two (2) years thereafter, Bostic shall not, on his own behalf or with others, directly or indirectly, as a shareholder, partner, director, officer, employee, agent or otherwise, manage, operate, control, own, provide services to, participate in, consult with or be connected in manner with any corporation, partnership, proprietorship or other business entity that engages in any business activity in which FirstMerit is now engaged or otherwise provides banking, financial or related services in locations identified in Section 7, "Geographic Region". Further, Bostic is prohibited from engaging in the above activities for entities located outside of the Geographic Region, if that entity conducts business within the Geographic Region.

                  b. Bostic hereby further agrees and covenants that during the aforementioned period, he shall not, directly or indirectly, on his own behalf or with others (i) induce or attempt to induce any employee of FirstMerit to leave the employ of FirstMerit, or in any way interfere with the relationship between FirstMerit and any employee, (ii) knowingly hire any such employee of FirstMerit, or (iii) induce or attempt to induce any referral source, customer, or other business relation of FirstMerit not to do business with FirstMerit, or to cease doing business with FirstMerit, or in any way interfere with the relationship between any such referral source, customer, or business relation and FirstMerit.




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         8.       GEOGRAPHIC REGION.

         As for FirstMerit's banking and financial business, the Covenant Not to Compete and Non-Solicitation provisions contained in Section 7 of this Agreement shall be in force and binding upon Bostic in all counties in the state of Ohio in which FirstMerit currently has offices, and in Lawrence County, Pennsylvania. ("Geographic Region").

         9.       TRADE SECRETS AND CONFIDENTIAL INFORMATION.

         Bostic acknowledges that, as Chief Operation Officer of FirstMerit Corporation, he has had extensive access to and has acquired various confidential information relating to the Business, including, but not limited to, financial and business records, customer lists and records, business plans, corporate strategies, information disclosed or discussed during any exit conference, employee information, wage information, and related information and other confidential information (collectively, the "Confidential Information"). Bostic agrees that the Confidential Information is and will be of special and unique value to FirstMerit. Bostic further acknowledges and covenants that, at all times, the Confidential Information is the sole property of FirstMerit and will constitute trade secrets and confidential information of FirstMerit, and that his knowledge of the Confidential Information will enable him to compete with FirstMerit in a manner likely to cause FirstMerit irreparable harm upon the use or disclosure of such matters. Therefore, Bostic hereby irrevocably covenants that he shall not, at any time after the date of this Agreement, use or disclose to any third party, directly or indirectly, any of the Confidential Information, except as permitted by this Agreement. This paragraph shall not be limited by the time periods contained in Section 7 of this Agreement. Excluded from the definition of Confidential Information is (a) information which is publicly available, other than as a result of actions by Bostic in breach of this Agreement; and (b) information which is disclosed by FirstMerit to third parties on a non-confidential basis.

         10.      ASSIGNMENT

         This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors; provided, however, that no assignment or transfer of this Agreement by Bostic, including assignment or transfer by operation of law, shall be valid without the prior written consent of FirstMerit. FirstMerit may freely assign this Agreement without Bostic's consent.

         11.      GOVERNING LAW

         This Agreement shall be construed under and governed by the internal laws of the State of Ohio and properly venued in Summit County, Ohio. In the event that any provision of this Agreement shall be held to be void or unenforceable by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby but shall be construed and enforced as if such void or unenforceable provision was not originally a part of this Agreement.

         12.      ENTIRE AGREEMENT




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         This Agreement sets forth the entire agreement of the parties herein with regard to the employment of Bostic and any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously with the execution of this Agreement, are hereby rescinded, revoked and rendered null and void by the parties.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed this 17th day of April, 2002.


Witnesses:                          FIRSTMERIT CORPORATION


                                    By:      /s/ John R. Cochran
                                        ---------------------------------------
                                             John R. Cochran
                                             Chairman and CEO



                                    /s/  Sid A. Bostic
                                    -------------------------------------------
                                    Sid A. Bostic















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